UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Bauer                            Josef
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   (Last)                           (First)             (Middle)

    c/o The Singing Machine Company, Inc.
        6601 Lyons Road, Bldg. A-7
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                                    (Street)

    Coconut Creek                     FL                 33073
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     The Singing Machine Company, Inc. SMD
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

     March 14 and March 17, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                         5.
                                                                                         Amount of      6.
                                 2A.                     4.                              Securities     Owner-
                                 Deemed                  Securities Acquired (A) or      Beneficially   ship
                    2.           Execution  3.           Disposed of (D)                 Owned          Form:     7.
                    Transaction  Date,      Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                    Date         if any     Code         ----------------------------    Reported       (D) or    Indirect
1.                  (Month/      (Month/    (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security   Day/         Day/       -----------      Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          Year)        Year)      Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock        3-14-03                 P                  500       A      $6.10                   I          By Limited
                                                                                                                   Partnership
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Common Stock        3-17-03                 P                1,000       A      $6.27                   I          By Limited
                                                                                                                   Partnership
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Common Stock        3-17-03                 P                  500       A      $6.25                   I          By Limited
                                                                                                                   Partnership
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                                                                                         164,600        I          By Limited
                                                                                                                   Partnership
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                                                                                         360,000        I          By Pension Plan
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                                                                                         200,000        I          By Wife
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                                                                                         167,197        D          By Self
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                                                                                          51,475        D          Held jointly
                                                                                                                   with wife
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                        Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
            2.                                                                                            ative     Form
            Conver-                            5.                              7.                         Secur-    of       11.
            sion                               Number of                       Title and Amount           ities     Deriv-   Nature
            or               3A.               Derivative    6.                of Underlying     8.       Bene-     ative    of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    ficially  Secur-   In-
            cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     ity:     direct
            Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct   Bene-
1.          of      action   Date,    Code     of(D)         (Month/Day/Year)          Amount    ative    Reported  (D) or   ficial
Title of    Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------          or        Secur-   Trans-    Indirect Owner-
Derivative  ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-          Number    ity      action(s) (I)      ship
Security    Secur-  Day/     Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title   Shares    5)       4)        4)       4)
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====================================================================================================================================

Explanation of Responses:


 /s/ Josef Bauer                                  3-18-03
-------------------------------            -----------------------
**Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
6015147
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